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                                                                      EXHIBIT 16


                    [LETTERHEAD OF McGLADREY & PULLEN, LLP]



Securities and Exchange Commission
Washington, DC 20549

Gentlemen:

We were previously the independent accountants for Sierra Bancorp. We have not reported on any financial statements for Sierra Bancorp, as this Company was recently formed as a holding company for the purpose of acquiring Bank of the Sierra in a one-bank holding company reorganization. Sierra Bancorp has not engaged in any business since its incorporation on November 16, 2000. On June 14, 2001, we were dismissed as independent accountants of Sierra Bancorp. We have read Sierra Bancorp's statements included under Item 4 of its Form 8-K for June 14, 2001, and we agree with such statements.



                                   /s/  McGLADREY & PULLEN, LLP



Pasadena, California
June 19, 2001